802 N Washington St
                                                                                        Spokane, WA 99201

Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report on Form 1-K of our audit report dated June 14, 2021, with respect to the consolidated balance sheets of The Good Earth Organics, Inc. as of December 31, 2020, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended. Our report dated June 14, 2021 relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about The Good Earth Organics, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC
June 23, 2021